CHAPMAN AND CUTLER
                111 WEST MONROE STREET
                CHICAGO, ILLINOIS  60603

                       April 16, 1997

Nike Securities L.P.

1001 Warrenville Road
Lisle, Illinois  60532
The Chase Manhattan Bank
4 New York Plaza, 6th Floor
New York, New York  10004-
2413

Re:  The First Trust Special Situations Trust, Series 193

Gentlemen:

     We have acted as counsel for Nike Securities L.P., Depositor of The First Trust Special Situations Trust, Series 193 (the "Fund"), in connection with the issuance of units of fractional undivided interests in certain of the Trusts of said Fund; in-cluding Communications Growth Trust Series, Energy Growth Trust, Series 2, Investment Services Growth Trust Series, Outsourcing Growth Trust Series and Small-Cap Growth Trust Series (the "Trusts" and collectively, the "Trust"), under a Trust Agreement, dated April 16, 1997 (the "Indenture"), among Nike Securities L.P., as Depositor, The Chase Manhattan Bank, as Trustee and First Trust Advisors L.P., as Evaluator and Portfolio Supervisor.
     In this connection, we have examined the Registration State-ment, the form of Prospectus proposed to be filed with the Secur-
ities  and  Exchange  Commission,  the  Indenture   and such  other
instruments and documents we have deemed pertinent. The opinions expressed herein assume that the Trust will be administered, and investments by the Trust from proceeds of subsequent deposits, if any, will be made, in accordance with the terms of the Indenture. The Trust holds Equity Securities as such term is defined in the Prospectus. For purposes of the following discussion and opinion it is assumed that each security is equity for federal income tax pur-poses.
     Based upon the foregoing and upon an investigation of such mat-ters of law as we consider to be applicable, we are of the opinion that, under existing federal income tax law:
           I. Each Trust is not an association taxable as a corporation for Federal income tax purposes; each Unit holder will be treated as the owner of a pro rata portion of each of the assets of the Trusts under the Internal Revenue Code of 1986 (the "Code"); the income of the Trusts will be treated as income of the Unit holders thereof under the Code; and an item of Trust income will have the same character in the hands of a Unit holder as it would have in the hands of the Trustee. Each Unit holder will be con-sidered to have received his pro rata share of income derived from each Trust asset when such income is considered to be received by a Trust. For Federal income tax purposes, a Unit holder's pro rata portion of distributions of cash or property by a corporation with respect to an Equity Security ("dividends," as defined by Section
316 of the Code) are  taxable  as  ordinary income   to  the  extent
of  such   corporation's  current   and  accumulated  "earnings and
profits." A Unit holder's pro rata portion of dividends paid on such Equity Security which exceeds such current and accumulated earnings and profits will first reduce a Unit holder's tax basis in such Equity Security, and to the extent that such dividends exceed a Unit holder's tax basis in such Equity Security shall be treated as capital gain. In general, any such capital gain will be short term unless a Unit holder has held his Units for more than one year.

          II. The price a Unit holder pays for his Units, generally including sales charges, is allocated among his pro rata portion of each Equity Security held by a Trust (in proportion to the fair market values thereof on the valuation date closest to the date the Unit holder purchases his Units) in order to determine his tax basis for his pro rata portion of each Equity Security held by a Trust.

         III. Gain or loss will be recognized to a Unitholder (subject to various nonrecognition provisions under the Code) upon redemption or sale of his Units, except to the extent an in kind distribution of stock is received by such Unitholder from a Trust as discussed below. Such gain or loss is measured by comparing the proceeds of such redemption or sale with the adjusted basis of his Units. Before adjustment, such basis would normally be cost if the Unitholder had acquired his Units by purchase. Such basis will be reduced, but not below zero, by the Unitholder's pro rata portion of dividends with respect to each Equity Security which are not taxable as ordinary income.

         IV. If the Trustee disposes of a Trust asset (whether by sale, exchange, liquidation, redemption, payment on maturity or otherwise) gain or loss will be recognized to the Unitholder (subject to various nonrecognition provisions under the Code) and the amount thereof will be measured by comparing the Unitholder's aliquot share of the total proceeds from the transaction with his basis for his fractional interest in the asset disposed of. Such basis is ascertained by apportioning the tax basis for his Units (as of the date on which his Units were acquired) among each of the Trust assets (as of the date on which his Units were acquired) ratably according to their values as of the valuation date nearest the date on which he purchased his Units. A Unitholder's basis in his Units and of his fractional interest in each Trust asset must be reduced, but not below zero, by the Unitholder's pro rata portion of divi-dends with respect to each Equity Security which are not taxable as ordinary income.

        V. With respect to a Unit holder's pro rata portion of Equity Securities held by the Trust:
               (a)  Each Unit holder will be considered  to receive
               his pro rata portion of  each  distribution made   on
               the  Equity  Securities,   when   such distribution  is
               received by a Trust. To the extent that any distri-bution on the Equity Securities constitutes ordinary income, each Unit holder will be deemed to have re-ceived ordinary income when the distribution is deemed to be received by the Trust. To the extent that any distribution constitutes a return of capital, each Unit
               holder  will be deemed to  have received  a return   of
               capital  when  the  distribution is received by the
                Trust.
               (b) To the extent that a distribution is made on the Equity Securities which constitutes a return of capital, such distribution should be applied by a Unit holder to reduce his basis (determined in accordance with paragraph (II) hereof) in his pro rata portion of the Equity Securities held by the Trust until the total of all cash reductions reduces such basis to zero and there-after should be reported by the Unit holder as a cap-ital gain.

     VI. A Unit holder's portion of gain, if any, upon the sale or re-demption of Units or the disposition of Equity Securities held by a Trust will generally be considered a capital gain (except in the case of a dealer or a financial institution) and will be generally long-term if the Unit holder has held his Units for more than one year. A Unit holder's portion of loss, if any, upon the sale or redemption of Units or the disposition of Equity Securities held by a Trust will generally be considered a capital loss (except in the case of a dealer or a financial institution) and will be generally long-term if the Unit holder has held his Units for more than one year. Unit holders should consult their tax advisors regarding the recognition of gains and losses for Federal income tax purposes.

   VII.  Under  the indenture, under certain circumstances, a  Unit holder tendering units for redemption may request an in kind distribution of Equity Securities upon the redemption of Units or upon the termination of a Trust. As previously discussed, prior to the redemption of units or the termination of a Trust, a Unit holder is considered as owning a pro
rata portion of each  of  a Trusts'  assets.   The receipt of  an in kind
distribution will result in a Unit holder receiving an undivided interest in whole shares of stock and possibly cash. The potential federal income tax consequences which may occur under an in kind distribution with re-spect to each Equity security owned by a Trust will depend upon whether or not a Unit holder receives cash in addition to Equity Securities. An "Equity Security" for this purpose is a particular class of stock issued by a particular corporation. A Unit holder will not recognize gain or loss if a Unit holder only receives Equity securities in exchange for his or her pro rata portion in the Equity Securities held by a Trust. However, if a Unit holder also receives cash in exchange for a fractional share of an Equity Security held by a Trust, such Unit holder will generally recog-nize gain or loss based upon the difference between the amount of cash received by the Unit holder and his or her tax basis in such fractional
share of an Equity Security held by  a  Trust.   The  total amount of tax-
able gains (or losses) recognized upon such redemption will generally equal the sum of the gain (or loss) recognized upon such redemption will generally equal the sum of the gain (or loss) recognized under the rules described above by the redeeming Unit holder with respect to each Equity Security owned by a Trust.
     A corporation owning Units in a Trust may be eligible for 70% dividends received deduction pursuant to Section 243(a) of the Code with respect to such Unit holder's pro rata portion of dividends received by a Trust (to the extent such dividends are taxable as ordinary income,
as  discussed  above,  and are attributable   to   domestic  corporations),
subject   to the limitations  imposed by Sections 246 and 246A of  the
Code. It should be noted that various legislative proposals that would affect the dividends received deduction have been introduced.
     It should be noted that as a result of the Tax Reform Act of 1986,
certain  miscellaneous  itemized  deductions,   such   as investment
expenses, tax return preparation  fees  and  employee business expenses will be deductible by an individual only to the extent they exceed 2% of such individual's adjusted gross income. Unit holders may be required to treat some or all of the expenses of the Trust as miscellaneous itemized deductions subject to this limitation.
    A  Unitholder will recognize taxable gain (or loss) when all or  part of the pro rata interest in an Equity Security is either sold by a Trust or redeemed or when a Unitholder disposes of his Units in a taxable transaction, in each case for an amount greater (or less) than his tax basis thereof.
    It should be noted that payments to a Trust of dividends on Equity Securities that are attributable to foreign corporations may be sub-
ject  to  foreign withholding taxes  and  Unitholders should  consult their tax advisers regarding the  potential  tax consequences  relating to the payment of any such withholding taxes by the Trust. Any divi-dends withheld as a result thereof will nevertheless be treated as income to the Unitholders. Because under the grantor trust rules, an investor is deemed to have paid directly his share of foreign taxes that have been paid or accrued, if any, an investor may be entitled to a for-eign tax credit or deduction for United States tax purposes with respect to such taxes. Investors should consult their tax advisers with respect to foreign withholding taxes and foreign tax credits.
    The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including foreign, state or
local  taxes,  or  collateral  tax consequences   with  respect  to  the
purchase,  ownership and disposition of Units.
    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-23267) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                             Very truly yours,



                                             CHAPMAN AND CUTLER
EFF/erg